United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 21, 2025

Date of Report (Date of earliest event reported)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-42099	92-0483179
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20301 East Walnut Drive North Walnut, California	91789
(Address of Principal Executive Offices)	(Zip Code)

(888) 691-2911

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTOC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously announced, on November 25, 2024, Armlogi Holding Corp (the “Company”) entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited company (the “Investor”), pursuant to which, the Company has issued, as of the date of this report, to the Investor (i) a convertible promissory note dated November 25, 2024, in the principal amount of $5,000,000 (“Promissory Note 1”), and (ii) a convertible promissory note dated December 17, 2024 in the principal amount of $5,000,000 (“Promissory Note 2,” and collectively with Promissory Note 1, the “Promissory Notes”).

Pursuant to the SEPA, the Company is required to pay the Investor a commitment fee totaling $500,000 (the “Commitment Fee”). One-half of the Commitment Fee was paid by the Company on December 13, 2024, through the issuance of 43,147 shares of common stock to the Investor. The remaining one-half of the Commitment Fee was required to be paid on the three-month anniversary of the effective date of the SEPA in cash (or by way of an Advance as defined in the SEPA). In addition, pursuant to the Promissory Notes, an “Amortization Event” shall occur under certain circumstances, including in the event that the daily VWAP (as defined in the Promissory Notes) is less than the floor price then in effect for five trading days during a period of seven consecutive trading days (a “Floor Price Event”)

On March 21, 2025, the Company and the Investor entered into a modification agreement (the “Modification Agreement”) to amend the SEPA and other related transaction documents (collectively, the “Financing Documents”). Pursuant to the Modification Agreement, the Company has acknowledged and agreed that a Floor Price Event has occurred and is continuing to exist, as the VWAP was below the agreed-upon floor price of $1.1880 per share for five consecutive trading days. The Company further acknowledged that such Floor Price Event constitutes an Amortization Event under the terms of the Promissory Notes. In connection with such acknowledgment, the Company has agreed to make the following cash payments toward the outstanding aggregate balances of the Promissory Notes: (i) a payment of $850,000 on March 24, 2025, and (ii) subsequent weekly cash payments of not less than $200,000 each week, commencing the week of March 31, 2025, through the week of May 19, 2025. The Company may, at its discretion, make cash payments in excess of the stated minimum amounts. In addition, the Company agreed to pay to the Investor a reduced amount of $150,000 in cash on March 24, 2025, and the Investor agreed to accept such reduced amount in full satisfaction of the remaining one-half of the Committeemen Fee.

As consideration for the Company’s covenants and agreements under the Modification Agreement, the Investor has agreed to a forbearance period extending through May 20, 2025 (the “Forbearance Period”). During the Forbearance Period, and subject to the Company’s compliance with the terms of the Modification Agreement, and provided that no Event of Default (as defined in the Promissory Notes) or breach of any Financing Document occurs, the Investor has agreed to: (i) defer the Company’s obligation to make monthly amortization payments under Section 1(c) of each of the Promissory Notes, including those provisions triggered by the Floor Price Event or any other Amortization Event; (ii) not submit any conversion notices unless the stock is trading at a price greater than $1.80 per share at the time any such notice is delivered; and (iii) waive the application of any Payment Premium (as defined in the Promissory Notes) with respect to Company payments made in accordance with the terms of the Modification Agreement. The foregoing description of the Modification Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Modification Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Modification Agreement, dated March 21, 2025, by and between the Company and YA II PN, LTD
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2025

Armlogi Holding Corp.

By:	/s/ Aidy Chou
Name:	Aidy Chou
Title:	Chief Executive Officer

2